Exhibit 99.3

SELECTED FINANCIAL DATA – ADDITIONAL DISCLOSURE FOR SFAS 142, “GOODWILL AND OTHER INTANGIBLE ASSETS”

The following selected financial data should be read in conjunction with AvantGo’s consolidated financial statements and the notes thereto included in AvantGo’s Annual Report (Form 10-K) for the three years ended December 31, 2001, which is included as Exhibit 99.1 in this Form 8K/A.

AvantGo adopted FASB Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), effective January 1, 2002. SFAS 142 requires that goodwill be separately disclosed from other intangible assets, and no longer be amortized but tested for impairment on a periodic basis.

Had the provisions of SFAS 142 been in effect during the year ended December 31, 2001, there would have been no affect on net loss or net loss per share because the decrease in the net loss due to goodwill amortization would have been offset by an increase in the goodwill impairment recognized during 2001. Had the provisions of SFAS 142 been in effect during the year ended December 31, 2000, AvantGo’s adjusted net loss and adjusted net loss per share would have been $47.4 million and $3.92 per share, respectively. Had the provisions of SFAS 142 been in effect during the year ended 1999, there would have been no affect on net loss or net loss per share.